UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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VITRIA TECHNOLOGY, INC.

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(Name of Person(s) Filling Proxy Statement, if other than the Registrant)

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VITRIA TECHNOLOGY, INC.
945 Stewart Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 17, 2002

TO THE STOCKHOLDERS OF VITRIA TECHNOLOGY, INC.:

NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of Vitria Technology, Inc., a Delaware corporation, will be held on Friday, May 17, 2002 at 2:00 p.m. local time at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94085, for the following purposes:

1.	To elect one director to hold office until the 2005 Annual Meeting of Stockholders;

2.	To ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2002; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The board of directors has fixed the close of business on March 28, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Graham Smith Senior Vice President, Chief Financial Officer and Secretary

Sunnyvale, California
April 16, 2002

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

VITRIA TECHNOLOGY, INC.
945 Stewart Drive
Sunnyvale, CA 94085

PROXY STATEMENT

FOR 2002 ANNUAL MEETING OF STOCKHOLDERS
May 17, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Vitria Technology, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Friday, May 17, 2002, at 2:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94085. We intend to mail this proxy statement and accompanying proxy card on or about April 16, 2002, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on March 28, 2002, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 28, 2002, we had outstanding and entitled to vote 130,239,228 shares of common stock.

Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Delivery of this Proxy Statement

The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are Vitria stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions are received from the affected stockholders. Once you receive notice from your broker or us that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker, or direct your written request to Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94085, Attention: Director of Investor Relations.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Corporate Secretary at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94085, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

Pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934, the deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2003 Annual Meeting of Stockholders is December 17, 2002. Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for director at our 2003 Annual Meeting of Stockholders must provide specified information to us between February 16, 2003 and March 18, 2003. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that our board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The board of directors is presently composed of five members. There is one director in the class whose term of office expires in 2002 and who is standing for re-election. The nominee for election to this class, JoMei Chang, Ph.D., is currently a member of our board of directors and is married to M. Dale Skeen, Ph.D., our Chief Technology Officer and a director. If elected at the Annual Meeting, Dr. Chang would serve until the 2005 Annual Meeting and until her successor is elected and has qualified, or until the earlier of her death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Chang. In the event that Dr. Chang should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Dr. Chang has agreed to serve if elected, and management has no reason to believe that she will be unable to serve.

Set forth below is biographical information for Dr. Chang and each person whose term of office as a director will continue after the Annual Meeting.

Nominee for Election for a Three-year Term Expiring at the 2005 Annual Meeting

JoMei Chang, Ph.D., is 49 years old, co-founded Vitria in 1994 and has been our President, Chief Executive Officer and a director since Vitria’s inception. Prior to founding Vitria, Dr. Chang was Vice President and General Manager, Trader Workstation and General Manager, Emerging Technologies from 1986 to 1994 at Teknekron Software Systems, now TIBCO, Inc., a software company. From 1984 to 1986 she served as a senior engineer in the Network File System group at Sun Microsystems. Dr. Chang holds a B.S. in Computer Science from National ChiaoTung University, Taiwan and a Ph.D. in Electrical Engineering on Database Management Systems from Purdue University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEE

Directors Continuing in Office until the 2003 Annual Meeting

M. Dale Skeen, Ph.D., is 47 years old, co-founded Vitria in 1994 and has been our Chief Technology Officer and a director since Vitria’s inception. Prior to founding Vitria, Dr. Skeen worked at TIBCO where he served as Chief Scientist from 1986 to 1994. Dr. Skeen was a research scientist at IBM’s Almaden Research Center from 1984 to 1986. Dr. Skeen was on the faculty at Cornell University from 1981 to 1984. Dr. Skeen holds a B.S. in Computer Science from North Carolina State University and a Ph.D. in Computer Science on Distributed Database Systems from the University of California, Berkeley.

William H. Younger, Jr., is 52 years old and has been a director since 1997. Mr. Younger is a Managing Director of the General Partner of Sutter Hill Ventures, A California Limited Partnership, a venture capital firm, where he has been employed since 1981. Mr. Younger is a director of Virage, Inc., a provider of software that enables delivery of video over the Internet, Omnicell, Inc., a provider of clinical infrastructure and work flow automation solutions to the healthcare industry, and serves on the boards of directors of several privately-held companies. Mr. Younger holds a B.S.E.E. from the University of Michigan and an M.B.A. from Stanford University.

Directors Continuing in Office until the 2004 Annual Meeting

Robert M. Halperin, is 73 years old and has been a director since 1994. Mr. Halperin has been an advisor to Greylock Management, a venture capital firm, since 1990. Mr. Halperin was also Vice Chairman of the board of Raychem Corporation, a materials science company, from 1990 to 1994, and previous to that served as its President. Mr. Halperin is also a director of Avid Technology Inc., a digital media systems company, theGlobe.com, a website operator, as well as several privately-held companies. In addition, Mr. Halperin serves on the board of directors of the Associates of Harvard Business School, the Harvard Business School Publishing Co. and Stanford Hospital and Clinics and also is a Life Trustee of the University of Chicago. Mr. Halperin holds a Ph.B. in Liberal Arts from the University of Chicago, a Bachelor of Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School.

John L. Walecka, is 42 years old and has been a director since 1997. He is a founding partner of Redpoint Ventures, a venture capital firm. Mr. Walecka is also a general partner with Brentwood Venture Capital, a venture capital firm, since 1990 and was an associate since 1984. Mr. Walecka is also a director of Multilink Technology Corporation, a provider of semiconductor solutions for the deployment of optical networks. He holds a B.S. and M.S. in Engineering and an M.B.A. from Stanford University.

Board Committees and Meetings

During the year ended December 31, 2001, the board of directors held six meetings and acted by unanimous written consent three times. The board has an Audit Committee and a Compensation Committee.

The Audit Committee reviews our internal accounting procedures, reviews the services provided by, and meets and consults with, our independent auditors. The Audit Committee is composed of three outside directors: Messrs. Halperin, Walecka and Younger. It met four times and acted by unanimous written consent one time during 2001. All members of our Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the NASD listing standards. The Audit Committee has adopted a written Audit Committee Charter.

The Compensation Committee administers our stock option plans, reviews and approves the compensation and benefits of all our officers, and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee is composed of two outside directors: Messrs. Halperin and Younger. It met three times and acted by unanimous written consent eight times during 2001.

During the year ended December 31, 2001, each board member attended 75% or more of the aggregate meetings of the board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The board of directors has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2002, and further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since January 1, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the board will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee and the board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

Audit Fees.    During the year ended December 31, 2001, the aggregate fees billed by Ernst & Young LLP for the audit of our financial statements for the year ended December 31, 2001 and for the quarterly reviews of our financial statements during fiscal 2001 were approximately $308,000.

Financial Information Systems Design and Implementation Fees.    During the year ended December 31, 2001, Ernst & Young LLP did not incur any fees for information technology consulting.

All Other Fees.    During the year ended December 31, 2001, the aggregate fees billed by Ernst & Young LLP for other professional services were approximately $241,000, consisting entirely of audit related services. Audit related services generally include fees for accounting consultations, registration statements and business acquisitions.

The Audit Committee has determined the rendering of other professional services by Ernst & Young LLP is compatible with maintaining their independence.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the ownership of our common stock as of March 1, 2002 by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table;

•	all of our directors, nominees and executive officers as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options currently exercisable within 60 days of March 1, 2002. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 130,167,845 shares of our common stock outstanding as of March 1, 2002. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Vitria Technology, Inc, 945 Stewart Drive, Sunnyvale, California 94085.

	Shares Issuable Pursuant to Options Exercisable Within 60 days of March 1, 2002	Shares Subject to Repurchase by Vitria Within 60 days of March 1, 2002	Shares Beneficially Owned (Including the Number of Shares Shown in the First Column)
Name and Address of Beneficial Owner			Number	Percent
Directors and Executive Officers
JoMei Chang, Ph.D.(1)	1,010,000	—	19,231,348	14.66%
M. Dale Skeen, Ph.D.(1)	887,500	—	23,623,840	18.03
William H. Younger, Jr.(2)	85,375	—	1,235,802	*
John L. Walecka(3)	85,375	—	470,833	*
Robert M. Halperin	85,375	—	3,327,107	2.55
Paul R. Auvil, III(4)	20,000	233,334	1,030,760	*
Karen O. Cottle(5)	157,083	—	158,771	*
Frank Yu	690,000	—	760,471	*
All directors, nominees and executive officers as a group (11 persons)(6)	3,232,333	233,334	48,383,881	36.27
5% Stockholders
The Chang Family Trust, Michael W. Taylor, Trustee(7)	—	—	8,979,740	6.90%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Includes 1,666,676 shares held by Skeen/Chang Investments, L.P., of which Drs. JoMei Chang and M. Dale Skeen are general partners.

(2)
Includes 291,561 shares held by Sutter Hill Ventures, A California Limited Partnership and 858,866 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust. Mr. Younger is a Managing Director of the General Partner of Sutter Hill Ventures and disclaims beneficial ownership of the shares held by Sutter Hill Ventures except to the extent of his proportionate partnership interest therein. Sutter Hill Ventures is located at 755 Page Mill Road, Suite A-200, Palo Alto, California 94304.

(3)
Includes 384,551 shares held by John L. Walecka, Trustee, The Walecka Family Trust and 907 shares held by Walecka Enterprises I, L.P. Walecka Capital, LLC is the general partner of Walecka Enterprises I, L.P and The Walecka Family Trust is the sole member of Walecka Capital, LLC. Mr. Walecka disclaims beneficial ownership of the shares held by Walecka Enterprises I, L.P. except to the extent of his proportionate interest therein.

(4)	In January 2002, Mr. Auvil resigned as Vice President, Finance and Chief Financial Officer. Includes 12,000 shares held by Mr. Auvil’s minor children.

(5)	In February 2002, Ms. Cottle resigned as Vice President, General Counsel and Secretary.

(6)	Total number of shares includes 3,197,489 shares of common stock held by entities affiliated with directors and executive officers.

(7)
The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang. Dr. Chang does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by the trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except that Mr. Sweeney filed an amended Form 4 to reflect an open market purchase of 2,000 shares, thereby correcting a prior Form 4 that mistakenly reported a sale of 2,000 shares.

EXECUTIVE COMPENSATION

Compensation of Directors

Directors do not receive any cash compensation for their services as members of our board of directors, although they are reimbursed for expenses incurred in connection with attendance at board and committee meetings. From time to time, our non-employee directors have received grants of nonstatutory stock options under our 1999 Equity Incentive Plan. In November 2001, each of Messrs. Halperin, Walecka and Younger were granted an option to purchase 107,300 shares of our common stock at an exercise price of $3.01 per share. The options vest on a monthly basis over a period of four years commencing January 1, 2002, with 20% vesting in each of the first two years, 25% vesting in the third year and 35% vesting in the final year.

Compensation of Executive Officers

The following table presents summary information for the years ended December 31, 1999, 2000 and 2001 concerning the compensation earned by our Chief Executive Officer and four most highly compensated executive officers whose salary and bonus for 2001 were in excess of $100,000.

	Annual Compensation			Long Term Compensation Awards	All Other Compensation(6)
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options
JoMei Chang, Ph.D.(1) President and Chief Executive Officer	2001 2000 1999	$350,000 275,000 225,338	$245,000 206,250 200,000	1,200,000 — 1,700,000	$840 870 —

M. Dale Skeen, Ph.D.(2) Chief Technology Officer	2001 2000 1999	275,000 230,000 200,272	157,500 180,000 175,000	1,000,000 — 1,500,000	840 870 —

Paul R. Auvil, III(3) Vice President, Finance and Chief Financial Officer	2001 2000 1999	233,125 215,000 185,960	70,000 30,000 52,500	— — 200,000	840 870 —

Karen O. Cottle(4) Vice President, General Counsel and Secretary	2001 2000 1999	239,479 183,344 —	56,000 — —	250,000 250,000 —	840 834 —

Frank Yu(5) Senior Vice President, Engineering	2001 2000 1999	244,583 210,000 78,814	70,000 42,500 35,000	200,000 — 1,000,000	840 870 —

(1)	Dr. Chang’s 1999 salary figure includes $90,000 in non-qualified deferred compensation.

(2)	Dr. Skeen’s 1999 salary figure includes $80,109 in non-qualified deferred compensation.

(3)	In January 2002, Mr. Auvil resigned as Vice President, Finance and Chief Financial Officer.

(4)	Ms. Cottle joined Vitria in February 2000. Her annualized 2000 salary was $200,000. In February 2002, Ms. Cottle resigned as Vice President, General Counsel and Secretary.

(5)	Mr. Yu joined Vitria in August 1999. His annualized 1999 salary was $210,000.

(6)	Amounts represent life insurance premiums paid on behalf of each named executive officer and reported as taxable income.

Stock Option Grants and Exercises

Option Grants in 2001

We grant options to our executive officers under our 1999 Equity Incentive Plan. The following table presents each stock option grant during 2001 to each of the individuals listed in the Summary Compensation Table. The exercise price of each option was equal to the closing price of our common stock as reported on the Nasdaq Stock Market for the last market trading day prior to the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

•	subtracting from that result the aggregate option exercise price.

The shares listed in the following table under “Number of Securities Underlying Options Granted” are subject to vesting as set forth in the footnotes below. Each option has a ten-year term, subject to earlier termination if the optionee’s service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable.

Percentages shown under “Percent of Total Options Granted in 2001” are based on an aggregate of 15,846,475 options granted to our employees and directors during 2001.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted		Percent of Total Options Granted in 2001	Exercise Price Per Share	Expiration Date
Name						5%	10%
JoMei Chang, Ph.D.	1,200,000	(1)	7.57%	$3.01	11/4/11	$2,271,567	$5,756,598
M. Dale Skeen, Ph.D.	1,000,000	(1)	6.31	3.01	11/4/11	1,892,973	4,797,165
Paul R. Auvil, III	—		—	—	—	—	—
Karen O. Cottle	100,000	(2)	0.63	3.75	1/10/11	235,835	597,653
	100,000	(3)	0.63	3.56	4/10/11	223,886	567,372
	25,000	(4)	0.16	3.91	7/18/11	61,474	155,788
	25,000	(5)	0.16	3.91	7/18/11	61,474	155,788
Frank Yu	200,000	(6)	1.26	3.01	11/4/11	378,595	959,433

(1)	Vests in equal monthly installments over four years.

(2)
12.5% of the shares vested on July 1, 2001 and 2.08% of the shares vested on a monthly basis through February 1, 2002. In February 2002, Ms. Cottle resigned and no further shares will vest under this option.

(3)	No shares vested prior to Ms. Cottle’s resignation.

(4)	The entire option vested on August 1, 2001.

(5)	The option vested in five equal monthly installments beginning on August 31, 2001 and ending on December 31, 2001.

(6)	Vests in equal monthly installments beginning on January 1, 2004 and ending on January 1, 2006.

Aggregated Option Exercises During 2001 and Option Values at December 31, 2001

The following table presents the aggregate option exercises during 2001, and the number and value of securities underlying unexercised options that are held by, each of the individuals listed in the Summary Compensation Table as of December 31, 2001.

Amounts shown under the column “Value Realized” are based on the fair market value of our common stock on the exercise date as reported on the Nasdaq National Market less the aggregate exercise price. Amounts shown under the column “Value of Unexercised In-the-Money Options at December 31, 2001” are based on a price of $6.39 per share, which was the last reported sale price of our common stock on the Nasdaq National Market on December 31, 2001, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
JoMei Chang, Ph.D.	0	—	821,666	2,078,334	$3,558,781	$7,860,219
M. Dale Skeen, Ph.D.	0	—	724,999	1,775,001	3,134,413	6,730,587
Paul R. Auvil, III	0	—	180,000	—	700,200	—
Karen O. Cottle	0	—	146,249	353,751	184,498	486,502
Frank Yu	90,000	$295,823	730,000	200,000	3,204,700	676,000

Employee Benefit Plans

As of March 28, 2002, our 1999 Equity Incentive Plan includes 25,201,030 shares reserved for issuance, less shares issued or issuable under our 1998 Executive Incentive Plan. On December 31 of each year for 10 years, starting with the year 1999, the number of shares in the reserve shared by the incentive plan and the executive plan will automatically increase by 6.5% of the outstanding common stock on a fully-diluted basis. However, no more than 32,000,000 shares may be used for incentive stock options under both the executive plan and the incentive plan. The board may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code to employees, including officers, of Vitria or an affiliate of Vitria. The board may grant nonstatutory stock options, stock bonuses, restricted stock purchase awards and stock appreciation rights to employees, including officers, directors of and consultants to Vitria or an affiliate of Vitria. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants, subject to limitations. Generally an option terminates three months after the optionholder’s service to Vitria terminates. If the termination is due to the optionholder’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. Upon a change of control of Vitria, the surviving entity will either assume or substitute outstanding awards under the incentive plan and executive plan. Otherwise, the vesting and exercisability of such stock options and other stock awards will accelerate.

Employment and Change of Control Agreements

Key Employee Retention and Severance Plan

In January 2002, we adopted a Key Employee Retention and Severance Plan for our executive officers. Upon a change of control of Vitria if an executive officer leaves Vitria under certain circumstances, the plan provides:

•	for a lump sum cash payment equal to 100% of the executive officer’s annual base salary and the prorated amount of the executive officer’s target or incentive bonus for such year;

•
that the vesting for all of the executive officer’s outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control will accelerate by the greater of one year or the length of service of the executive officer;

•
that Vitria continue health care coverage for the executive officer and that Vitria continue to subsidize its portion of the premiums payable on account of the executive officer for up to the earlier of one year or the effective date of health care coverage with a subsequent employer; and

•
that if any payment, benefit or acceleration of a stock option or other award would be considered a “parachute payment” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Vitria will provide the executive officer with such payment, benefit or accelaration that either would result in no excise tax or the full amount of the payment, benefit or acceleration. In any case, the executive officer will receive the payment, benefit or accelertion that results in the executive officer being in the best position after all taxes, including the excise tax, if applicable, have been paid.

Non-Employee Director Change of Control Plan

In January 2002, the board of directors adopted a Non-Employee Director Change of Control Plan for our non-employee directors. Upon a change of control of Vitria, the plan provides that the vesting for all of the non-employee directors’ outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control will accelerate and be fully vested as of the date of the change of control. If such acceleration would be considered a “parachute payment” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Vitria will provide the non-employee director with such accelaration that either would result in no excise tax or the full amount of the acceleration. In any case, the non-employee director will receive accelertion that results in the non-employee director being in the best position after all taxes, including the excise tax, if applicable, have been paid.

1999 Equity Incentive Plan and 1998 Executive Incentive Plan

Upon a change of control of Vitria in which the new entity fails to fully assume outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control, then these stock options, restricted stock or performance shares will be fully vested on the date immediately prior to the effective date of the change of control.

Employment Agreements

In July 2001, we entered into an employment agreement with Karen O. Cottle, our former Vice President, General Counsel and Secretary. Pursuant to the agreement, if Ms. Cottle’s employment with Vitria was terminated under certain circumstances after a change of control, she would have been entitled to a lump sum cash payment equal to 50% of her annual base salary and the prorated amount of her target bonus.

In February 2002, we entered into an employment agreement with Paul R. Auvil, III, our former Vice President, Finance and Chief Financial Officer. Pursuant to the agreement, Mr. Auvil agreed to provide Vitria with services as an employee through August 1, 2002, and agreed during that period not to accept employment or appointment as a director with any company in a business competitive with Vitria. Mr. Auvil will continue to receive his salary during the employment period and we will continue to pay his benefits. Vesting on stock options for 1,200,000 shares of common stock will continue to vest during the employment period at 1.0415% per month which is equal to one-half of the prior vesting rate.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee oversees Vitria’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Vitria’s Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Vitria’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Vitria, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Vitria’s internal controls and the overall quality of Vitria’s financial reporting. The Audit Committee held five meetings during 2001.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC. The Audit Committee and the board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Vitria’s independent auditors for the year ending December 31, 2002.

AUDIT COMMITTEE

Robert M. Halperin John L. Walecka William H. Younger, Jr.

(1)
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION1

Introduction

Our executive compensation policies and practices are established and administered by the Compensation Committee of the board. During 2001, the Compensation Committee consisted of two non-employee directors: Robert M. Halperin and William H. Younger.

Philosophy

The Compensation Committee has implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of the stockholders. The overall goal of the Compensation Committee is to develop compensation practices that will allow us to attract and retain the people needed to define, create and market industry-leading products and services. We also provide significant equity-based compensation pursuant to our 1999 Equity Incentive Plan, 1998 Executive Incentive Plan and 1999 Employee Stock Purchase Plan. The plans are designed to provide a longer-term incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to our long-term growth. Vitria has also paid cash bonuses to executive officers based on meeting performance goals.

2001 Option Exchange Program

On March 7, 2001, we offered certain employees the opportunity to exchange their outstanding stock options granted on or after September 17, 1999 for the same number of new stock options. The program was designed to build long-term value for stockholders by rewarding our employees’ talents and hard work. Pursuant to a stock option exchange program, on April 4, 2001, we accepted for cancellation options to acquire 4,470,350 shares of common stock. Executive officers, directors and vice presidents were not eligible to cancel options. On October 5, 2001, the board of directors granted options to acquire an aggregate of 3,799,775 shares of common stock at $2.18 per share which was the last reported sale price of our common stock on the Nasdaq Stock Market on October 4, 2001. If an employee had been continuously employed with Vitria on April 5, 2002, the employee was credited with any vesting on the new option that would have accrued on the exchanged option as if the exchanged option had not been canceled.

Compensation Plans

Our executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.

Base Salary.    The Compensation Committee recognizes the importance of maintaining compensation levels competitive with other leading technology companies with which Vitria competes for personnel. Base salary is targeted at the median level for emerging companies in similar businesses of similar characteristics such as sales volume, capitalization and financial performance. The Compensation Committee reviews with the Chief Executive Officer an annual salary plan for Vitria’s executive officers, other than the Chief Executive Officer. The salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed based on an annual review of executive salaries at comparable technology companies. The annual plan also takes into account past performance and expected future contributions of the individual executive.

(1)
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report and performance graph shall not be incorporated by reference into any such filings.

Equity Incentives.    Long-term equity incentives are provided through grants of stock options to executive officers and other employees pursuant to our 1999 Equity Incentive Plan. This component of compensation is intended to retain and motivate employees to improve the performance of our stock. The Compensation Committee believes this element of the total compensation program directly links the participant’s interests with those of the stockholders and our long-term value. Stock options are granted at not less than fair market value and have value only if our stock price increases. Stock options granted generally become exercisable at a rate of 20% beginning on the first anniversary of the vesting commencement date, with the remainder vesting on a monthly basis over the following four years. Options terminate 10 years after the date of grant.

Executive officers are also eligible to participate in our 1999 Employee Stock Purchase Plan. Participation levels in such plan are at the discretion of each executive.

Prior to fiscal 1998, cash compensation for our executive officers was targeted to be in the lower range for comparable companies, and we used stock compensation as the primary incentive to attract and motivate our executive officers. In fiscal 1999, the Compensation Committee adjusted the base salary component of executive compensation to bring it in line with industry medians. In fiscal 2001, the Compensation Committee elected to maintain executive compensation in line with industry medians. The Compensation Committee seeks to provide equity compensation for executive officers, including the Chief Executive Officer, that is equal to levels at comparable companies.

After considering the criteria above, the Compensation Committee determined to grant new stock options to all but one of the executive officers. Out of a total of 15,846,475 options granted in fiscal 2001, our executive officers received grants for 3,450,000 shares, or approximately 21.77% of the total options granted in fiscal 2001. The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, link executive and stockholder interests and provide the basis to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value.

Bonus Payments

Vitria maintains annual cash incentive bonus programs to reward executive officers and other key employees for attaining defined performance goals. For executive officers, in determining bonus amounts, consideration is given to Vitria’s performance and individual performance.

Key Employee Retention and Severance Plan

In January 2002, the board of directors adopted a Key Employee Retention and Severance Plan after initiating a review in mid-summer 2001 to evaluate existing Vitria plans and policies, industry practices and possible standard approaches to the retention and severance of key executives in the event of a change of control of Vitria. The board of directors believes that the plan is necessary to attract, retain and motivate Vitria’s executives. A summary of the terms of the plan may be found in the section above entitled “Executive Compensation—Employment and Change of Control Agreements.”

Chief Executive Officer Compensation

The Compensation Committee uses the procedures described above in setting the annual salary and equity awards for JoMei Chang, Ph.D., our President, Chief Executive Officer and a director. The Compensation Committee reviews and establishes the base salary of Dr. Chang based on compensation data for comparable companies and the Compensation Committee’s assessment of her past performance and its expectation as to her future contributions in directing our long-term success. Dr. Chang’s base salary was increased from $275,000 in fiscal 2000 to $350,000 in fiscal 2001 after reviewing comparable data and concluding that her salary was below the average for chief executive officers at comparable companies. The Compensation Committee elected to maintain Dr. Chang’s base salary at $350,000 for fiscal 2002 consistent with industry medians. After reviewing comparable industry medians, Vitria’s performance and Dr. Chang’s individual performance during fiscal 2001, the Compensation Committee awarded Dr. Chang a cash bonus of $245,000 for her performance during fiscal 2001.

In fiscal 2001, the Compensation Committee reviewed the performance of Dr. Chang and her equity compensation package. In November 2001, Dr. Chang was granted a non-qualified stock option to acquire 1,200,000 shares of common stock at 100% of the fair market value of the stock on the grant date. The option vests in forty-eight equal monthly installments commencing January 1, 2002. This grant was intended to maintain the overall competitiveness of Dr. Chang’s compensation package and to maintain the strength of the alignment of Dr. Chang’s interest with those of Vitria’s stockholders. The Compensation Committee intends to continue to monitor Dr. Chang’s compensation level in light of her performance and the compensation levels of executives at comparable companies.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code limits Vitria to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the code.

The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future in a manner consistent with Vitria’s best interests.

CO	MPENSATION COMMITTEE

Ro	bert M. Halperin
Wi	lliam H. Younger

Compensation Committee Interlocks and Insider Participation

In October 1997, the board formed the Compensation Committee to review and recommend to the board the compensation and benefits for our executive officers and administer our stock purchase and stock option plans. As noted above, the Compensation Committee consists of Messrs. Halperin, Walecka and Younger. No current member of the Compensation Committee is an officer or employee of Vitria and none of our executive officers serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Each of our directors and/or related entities have purchased and hold securities of Vitria.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows a comparison of total stockholder return of an investment of $100 in cash on September 17, 1999 for:

•	our common stock;

•	the J.P. Morgan H & Q Technology Index; and

•	the Nasdaq Stock Market (U.S.).

Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

Measurement Period	Vitria Plot Points	Plot Points for JP Morgan H&Q Technology Index	Plot Points for Nasdaq Stock Market (U.S.)
09/17/99	$100.00	$100.00	$100.00
09/30/99	$229.69	$95.88	$95.52
12/31/99	$1,462.50	$156.92	$141.18
03/31/00	$1,260.16	$177.02	$158.50
06/30/00	$1,528.13	$159.00	$137.82
09/30/00	$1,165.63	$156.11	$126.82
12/31/00	$193.75	$101.44	$84.92
03/31/01	$95.33	$70.94	$63.39
06/30/01	$86.00	$79.08	$74.71
09/30/01	$51.25	$51.79	$51.83
12/31/01	$159.75	$70.12	$67.38

This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with our directors and officers for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. We also intend to execute these agreements with our future directors and officers.

See the section above entitled “Executive Compensation—Employment and Change of Control Agreements” for a description of our Key Employee Retention and Severance Plan, Non-Employee Director Change of Control Plan and employment agreements with Paul R. Auvil, III, our former Vice President, Finance and Chief Financial Officer, and Karen O. Cottle, our former Vice President, General Counsel and Secretary.

We believe that all of the transactions set forth above were made on terms no less favorable to Vitria than could have been obtained from unaffiliated third parties. All future transactions between Vitria and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Vitria than could be obtained from unaffiliated third parties.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By	Order of the Board of Directors

Gr	aham Smith
Sen	ior Vice President, Chief Financial Officer and Secretary

April 16, 2002

Our Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the SEC is available without charge upon written request to: Investor Relations, Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94085.

1919-PS-02

DETACH HERE

VITRIA TECHNOLOGY, INC.
945 Stewart Drive
Sunnyvale, California 94085

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 17, 2002

PROXY

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 17, 2002 and the Proxy Statement and hereby appoints JoMei Chang, Ph.D. and Graham V. Smith each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Vitria Technology, Inc. (the “Company”) held of record by the undersigned on March 28, 2002 at the Annual Meeting of Stockholders to be held at 945 Stewart Drive, Sunnyvale, California 94085 on May 17, 2002 at 2:00 p.m. local time, and any adjournment or postponement thereof. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR LISTED ON THE REVERSE SIDE AND A VOTE “FOR” THE OTHER PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sin	cerely,

Vit	ria Technology, Inc.

DETACH HERE

☒	Please mark votes as in this example.

1.	Election of one Director.

Nominee (01) JoMei Chang, Ph.D.

FOR	WITHHELD
☐	☐

2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date:

Signature:	Date:	Signature:	Date: